Exhibit 10.1

EXECUTION VERSION

TRANSITION SERVICES AGREEMENT

DATED MAY 1, 2019

AMONG

IHEARTMEDIA MANAGEMENT SERVICES, INC.,

IHEARTMEDIA, INC.,

IHEARTCOMMUNICATIONS, INC.

AND

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT, dated to be effective as of May 1, 2019 (this “Agreement”), is made by and among iHeartMedia Management Services, Inc., a Delaware corporation (“Management Services”), and Clear Channel Outdoor Holdings, Inc., a Delaware corporation (“CCOH”), and, with respect to Sections 2.7 and 5.3 only, iHeartMedia, Inc., a Delaware corporation (“IHM”) and iHeartCommunications, Inc., a Texas corporation (“IHC”). Certain capitalized terms used in this Agreement are defined in Section 1.1 and the definitions of the other capitalized terms used in this Agreement are cross-referenced in Section 1.2.

R E C I T A L S

WHEREAS, IHM, IHC, CCOH and Clear Channel Holdings, Inc., a Delaware corporation (“CCH”), have entered into a Settlement and Separation Agreement, dated as of March 27, 2019 (the “Separation Agreement”), pursuant to which, among other things, IHM and its subsidiaries will separate the iHeart Business and the Outdoor Business, and CCOH will merge with and into CCH (such surviving corporation, “New CCOH”) with New CCOH thereafter existing as an independent, publicly traded company, as set forth in the Separation Agreement;

WHEREAS, prior to such separation, members of the iHeart Group previously provided certain administrative and support services and other assistance to members of the Outdoor Group pursuant to that certain Corporate Services Agreement between Clear Channel Management Services, L.P. and Clear Channel Outdoor Holdings, Inc. dated December 10, 2005 (the “CCOH Corporate Services Agreement”);

WHEREAS, after such separation, both CCOH and IHM desire for Management Services to provide certain administrative and support services and other assistance to the Outdoor Group in accordance with the terms and subject to the conditions set forth herein, and Management Services desires to provide or cause to be provided by other members of the iHeart Group, such services and assistance to the Outdoor Group;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms.

The following capitalized terms used in this Agreement will have the meanings set forth below:

“Force Majeure” means, with respect to a party, an event beyond the reasonable control of such party (or any Person acting on its behalf), which by its nature could not have been reasonably foreseen by such party (or such Person), or, if it could have been reasonably foreseen, was unavoidable, and includes, without limitation, (i) acts of God, storms, floods, riots, fires, explosions, blackouts, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources or distribution facilities, (ii) change in Law or (c) labor strikes, lockouts or any other kind of labor dispute.

“Information Systems” means computing, telecommunications or other digital operating or processing systems or environments, including, without limitation, computer programs, data, databases, computers, computer libraries, communications equipment networks and systems. When referenced in connection with Services, Information Systems will mean the Information Systems accessed and/or used in connection with the Services.

“Intellectual Property” means all of the following, whether protected, created or arising under the laws of the United States or any other foreign jurisdiction: (i) patents, patent applications (along with all patents issuing thereon), statutory invention registrations, divisions, continuations, continuations-in-part, substitute applications of the foregoing and any extensions, reissues, restorations and reexaminations thereof, and all rights therein provided by international treaties or conventions; (ii) copyrights, mask work rights, database rights and design rights, whether or not registered, published or unpublished, and registrations and applications for registration thereof, and all rights therein whether provided by international treaties or conventions or otherwise; (iii) trademarks, service marks, trade dress, logos and other identifiers of source, including all goodwill associated therewith and all common law rights, registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing; (iv) intellectual property rights arising from or in respect of domain names, domain name registrations and reservations and URLs; (v) trade secrets; (vi) intellectual property rights arising from or in respect of Technology; and (vii) all other applications and registrations related to any of the intellectual property rights set forth in the foregoing clauses (i) through (vi) above.

“IT-Based Service” means (i) each Service specifically identified on Schedule A as an “IT Service,” and (ii) any other Service the use and enjoyment of which by a Recipient reasonably requires the use of another IT Service.

“Outdoor Group” means New CCOH and each Subsidiary of New CCOH immediately after the Effective Date (excluding, for the avoidance of doubt, iHeart and any member of the iHeart Group).

“Provider” means Management Services or another member of the iHeart Group that is providing a Service pursuant to this Agreement.

“Provider Owned Technology” means Technology owned by Provider, its Affiliates or any of its or their respective subcontractors or personnel and used in connection with the Services, including any modifications, enhancements or derivative works of such Technology or any new Technology developed by Provider, and all Intellectual Property rights subsisting in any of the foregoing.

“Provider Third Party Technology” means all Technology licensed (other than by Recipient) to Provider that is provided to Recipient for use in connection with the Services, and all Intellectual Property rights subsisting in the foregoing.

“Recipient” means New CCOH or another member of the Outdoor Group to whom a Service pursuant to this Agreement is being provided.

“Recipient Owned Technology” means: (a) Technology owned by Recipient or any of its Affiliates; (b) Technology developed or acquired by Recipient after the date hereof; (c) derivative works, modifications and enhancements to any of the foregoing; and (d) all Intellectual Property rights subsisting in any of the foregoing.

“Recipient Third Party Technology” means all Technology licensed (other than by Provider) to Recipient that is provided to Provider for use in connection with the Services, and all Intellectual Property rights subsisting in the foregoing.

“Service Termination Date” means the effective date of the termination of this Agreement pursuant to Section 8.2(a) or such earlier termination date as may be determined in accordance with Section 8.2(a) in respect of any specified Service.

“Software” means the object and source code versions of computer programs and any associated documentation therefor.

“Technology” means, collectively, all designs, formulas, algorithms, procedures, techniques, ideas, know-how, software, programs, models, routines, confidential and proprietary information, databases, tools, inventions, invention disclosures, creations, improvements, works of authorship, and all recordings, graphs, drawings, reports, analyses, other writings, and any other embodiment of the above, in any form, whether or not specifically listed herein.

Section 1.2 Other Terms.

For purposes of this Agreement, the following terms have the meanings set forth in the sections or agreements indicated.

Term	Section
Affiliate	Separation Agreement
Agreement	Preamble
Breaching Party	Section 8.2(a)
CCH	Recitals
CCOH	Preamble
CCOH Corporate Services Agreement	Separation Agreement
CCOH Stock	Separation Agreement
Consents	Section 4.2
Effective Date	Separation Agreement
Group	Separation Agreement
iHeart Business	Separation Agreement
iHeart Group	Separation Agreement
iHeart Services Manager(s)	Section 2.3
IHC	Preamble
IHM	Preamble
Laws	Separation Agreement
Liabilities	Separation Agreement

Management Services	Preamble
New CCOH	Recitals
New Tax Matters Agreement	Separation Agreement
Non-Breaching Party	Section 8.2(a)
Outdoor Business	Separation Agreement
Outdoor Services Manager(s)	Section 2.3
Person	Separation Agreement
Provider Indemnified Party	Section 6.3
Recipient Indemnified Party	Section 6.2
Representative	Separation Agreement
Separation Agreement	Recitals
Services	Section 2.1(a)
Service Charges	Section 4.1(a)
Standard for Services	Section 5.1
Subsidiary	Separation Agreement
Substitute Service	Section 2.1(a)
Taxes	Separation Agreement
Term	Section 8.1

ARTICLE II

SERVICES AND TERMS

Section 2.1 Services; Scope.

(a) During the Term, subject to the terms and conditions set forth in this Agreement, Management Services will provide, or will cause to be provided, to the Outdoor Group, (i) the services set forth on Schedule A, and (ii) reasonably promptly following New CCOH’s prior written request therefor at any time during the first three months following the date hereof, any other finance, information technology, human resources, legal services, management oversight and other general services of an administrative and/or advisory nature with respect to the Outdoor Business, as such services were provided as of, and at any time during the one year period prior to, the last day prior to the date hereof under the CCOH Corporate Services Agreement (collectively, the “Services”); provided, however, that the Services under clause (ii) will not include any of the services set forth on Schedule C (the “Excluded Services”); provided, further, that to the extent New CCOH requests Management Services to provide such additional services and such additional services were not contemplated in the determination of the Service Charges set forth on Schedule A, New CCOH shall pay for such additional services an amount consistent with the methodology for pricing set forth on Schedule A (which, for the avoidance of doubt, means amounts that are consistent with what was previously paid by CCOH under the CCOH Corporate Services Agreement) and Schedule A shall be appropriately amended to reflect such additional services and fees. Subject to the exclusion of the Excluded Services, the “Services” also will include any Services to be provided by the iHeart Group to the Outdoor Group as agreed pursuant to Section 9.3(a). During the first three months following the Effective Date, IHM will promptly notify New CCOH in writing of any other services (other than the Excluded Services) of which it becomes aware, and of which New CCOH is not aware, that were provided at any time during the one year period prior to the date hereof under the CCOH Corporate Services Agreement but are (A) not included on Schedule A and (B) that have not otherwise been transferred, licensed or assigned to New CCOH or any member of the Outdoor Group. Unless a broader scope is set forth on the Schedules or otherwise agreed to by the parties, the scope and manner of provision of each Service will at least be substantially the same as the scope and manner of provision of such service provided by the iHeart Group to the Outdoor Group during such one year period prior to the date hereof. Nothing in this Agreement will require that any Service be provided other than for use in, or in connection with, the Outdoor Business as conducted prior to the date hereof and any reasonable expansions thereof (other than through an acquisition, however structured). Nothing in the preceding sentence or elsewhere in this Agreement will be deemed to restrict or otherwise limit the volume or quantity of any Service; provided, that, volume or quantity changes with respect to a Service that change a Provider’s costs of providing that Service in any material respect shall require the parties to negotiate in good faith and use their commercially reasonable efforts to agree upon a price change with respect to such Service.

(b) The Services will include, and the Service Charges reflect charges for, such maintenance, support, error correction, training, updates and enhancements normally and customarily provided by members of the iHeart Group to other iHeart Group members that receive such services. If New CCOH requests that Management Services provides a custom modification in connection with any Service, and such custom modification is not contemplated by the Services set forth on Schedule A and does not arise from a Provider’s failure to meet the Standard for Services or the applicable service levels set forth on Schedule A, then the parties will negotiate in good faith and use their commercially reasonable efforts to agree upon a price change with respect to such Service. The Services will include all functions, responsibilities, activities and tasks, and the materials, documentation, resources, rights and licenses to be used, granted or provided by the iHeart Group that are not specifically described in this Agreement as a part of the Services, but are incidental to, and would normally be considered an inherent part of, or necessary subpart included within, the Services or are otherwise necessary for the iHeart Group to provide, or the Outdoor Group to receive, the Services except for any Excluded Services.

(c) Technology, Software and Proprietary Rights.

(i) Recipient hereby grants, and shall cause its Affiliates to grant, to each Provider (and solely to the extent necessary for Provider to provide the Services, to subcontractors under Section 9.2) a nonexclusive, worldwide, nontransferable (except as provided in Section 9.9), irrevocable (except as provided in Section 8.3), fully paid-up, royalty-free right and license, solely during the Term, for the express and sole purpose of providing the Services, to use the Recipient Owned Technology and the Recipient Third Party Technology made available by Recipient to Provider pursuant to this Agreement. Except as otherwise requested or approved in writing by Recipient, Provider will, and will cause its Affiliates and its and their subcontractors and personnel to, cease all use of Recipient Owned Technology and Recipient Third Party Technology upon the termination of the Services, and the parties acknowledge that such right and license will terminate upon the termination of the Services.

(ii) Provider hereby grants, and shall cause its Affiliates to grant, to each Recipient a nonexclusive, worldwide, nontransferable (except as provided in Section 9.9), irrevocable (except as provided in Section 8.3), fully paid-up, royalty-free right and license, solely during the Term, to the extent required to fully and completely use the Services, to use the Provider Owned Technology and the Provider Third Party Technology (to the extent Provider can grant such rights). The parties acknowledge that such right and license will terminate upon the termination of the Services.

(iii) This Agreement will not assign any rights to Technology, Software or Intellectual Property between the parties; assignment of the foregoing is set forth in the Separation Agreement.

(d) Without limiting Article V, throughout the term of this Agreement, the Provider and the Recipient of any Service will cooperate with one another and use their good faith, commercially reasonable efforts to effect the efficient, timely and seamless provision and receipt of the Services.

(e) Any Software delivered by a Provider hereunder will be delivered, at the election of the Provider (acting reasonably), either (i) with the assistance of the Provider, through electronic transmission or downloaded by the Recipient from the applicable intranet, or (ii) by installation by the Provider on the relevant equipment, with retention by the Provider of all tangible media on which such Software resides. Provider shall transfer to Recipient a tangible medium containing such Software (including any enhancements, upgrades or updates) to the extent necessary to perform the Services. Upon the Termination or expiration of the Services, Recipient will return or certify the destruction of such tangible medium containing such Software. Each party will comply with all reasonable security measures implemented by the other party in connection with the delivery of Software.

Section 2.2 Reserved.

Section 2.3 Services Managers. Promptly after the Effective Date, Management Services will designate in writing a dedicated services account manager(s) with a title not lower than Vice President (or equivalent) (the “iHeart Services Manager(s)”) for each functional department providing a Service who will be directly responsible for coordinating and managing the delivery of the Services and will have authority to act on the iHeart Group’s behalf with respect to the Services. Promptly after the Effective Date, New CCOH will designate in writing a dedicated services account manager(s) with a title not lower than Vice President (or equivalent) (the “Outdoor Services Manager(s)”) for each functional department providing a Service who will be directly responsible for coordinating and managing the delivery of the Services and will have authority to act on the Outdoor Group’s behalf with respect to the Services. The iHeart Services Manager(s) and the Outdoor Services Manager(s) will work together in good faith to address the Outdoor Group’s issues and the parties’ relationship under this Agreement.

Section 2.4 Performance and Receipt of Services.

Each of Management Services and New CCOH will, and will cause its respective Groups to, comply with the following provisions with respect to the Services:

(a) Each Provider and Recipient will at all times comply with its own then in-force written security guidelines and policies applicable to the performance, access and/or use of the Services and Information Systems. To the extent that either party is accessing the other party’s facilities or Information Systems, such party will adhere to the guidelines and policies of the other party.

(b) Each Provider and Recipient will take commercially reasonable measures to ensure that no computer viruses or similar items are coded or introduced into the Services or Information Systems. If a computer virus is found to have been introduced into the Services or Information Systems, the parties hereto will use their commercially reasonable efforts to cooperate and to diligently work together to eliminate the effects of such computer virus.

(c) Each Provider and Recipient will exercise reasonable care in providing and receiving the Services to (i) prevent access to the Services or Information Systems by unauthorized Persons, and (ii) not damage, disrupt or interrupt the Services or Information Systems.

Section 2.5 Representations and Warranties.

(a) Each party represents and warrants to the other that: (i) it has all requisite legal and corporate power to execute and deliver this Agreement; (ii) it has taken all corporate action necessary for the authorization, execution and delivery of this Agreement; (iii) it is not a party to a contract with any other Person, firm, or other entity that would violate or interfere with its obligations hereunder; and (iv) this Agreement is a legal, valid and binding obligation of it, enforceable against it in accordance with the terms of this Agreement.

(b) Each party represents and warrants that it is duly licensed or qualified to do business and is in good standing in every jurisdiction in which a license or other qualification is required for the conduct of its business, except where the failure to be so licensed or qualified would have no material adverse effect on its ability to fulfill its obligations under this Agreement.

(c) Each of Management Services, IHM and IHC represents and warrants to CCOH that: to its knowledge, except for the Excluded Services set forth on Schedule C, the Services set forth on Schedule A constitute all of the services that were provided as of, or at any time during the one year period prior to, the last day prior to the date hereof under the CCOH Corporate Services Agreement, except for (A) services that CCOH knows were provided during such period under the CCOH Corporate Services and are nonetheless not included on Schedule A, (B) services that have been transferred, licensed or assigned to CCOH or any member of the Outdoor Group prior to the date hereof.

Section 2.6 DISCLAIMER.

EXCEPT AS EXPRESSLY PROVIDED HEREIN, THERE ARE NO OTHER, AND PROVIDER DOES NOT MAKE AND HEREBY DISCLAIMERS ALL OTHER, REPRESENTATIONS, WARRANTIES, OR GUARANTEES OF ANY KIND WITH RESPECT TO THE SERVICES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY, NONINFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE.

Section 2.7 Parent Guarantee.

Each of IHM and IHC absolutely, unconditionally and irrevocably guarantees (on a joint and several basis) to CCOH the full and complete performance of all obligations, covenants and agreements required to be observed and performed or reimbursed or credited by any member of the iHeart Group to any member of the Outdoor Group under this Agreement.

ARTICLE III

ADDITIONAL AGREEMENTS

Section 3.1 Computer-Based Resources.

(a) Management Services and CCOH agree that the Outdoor Group will not have access to all or any part of the Information Systems of the iHeart Group pursuant to this Agreement, except to the extent necessary for the Outdoor Group to receive the Services (subject to the Outdoor Group complying with all reasonable security measures implemented by the iHeart Group as deemed necessary by the iHeart Group to protect its Information Systems).

(b) Management Services and CCOH agree that the iHeart Group will not have access to all or any part of the Information Systems of the Outdoor Group pursuant to this Agreement, except to the extent necessary for the iHeart Group to perform the Services (subject to the iHeart Group complying with all reasonable security measures implemented by the Outdoor Group as deemed necessary by the Outdoor Group to protect its Information Systems).

Section 3.2 Access.

New CCOH will allow the iHeart Group and its Representatives reasonable access to the facilities of the Outdoor Group necessary for the performance of the Services and to enable the iHeart Group to fulfill its obligations under this Agreement. Management Services will allow the Outdoor Group and its Representatives reasonable access to the facilities of the iHeart Group necessary for the performance of the Services and to enable the Outdoor Group to fulfill its obligations under this Agreement. All such access shall be subject to the reasonable security and insurance requirements of the party providing the access and shall not unreasonably interfere with the operations at such facilities.

ARTICLE IV

COSTS AND DISBURSEMENTS; PAYMENTS

Section 4.1 Service Charges.

(a) Schedule A sets forth with respect to each Service a description of the charges for such Service or the basis for the determination thereof (the “Service Charges”). Further, without duplication to the Services Charges, in connection with performance of the Services, the Provider will make payments for the benefit of and on behalf of the Recipient and will incur out-of-pocket costs and expenses (collectively, the “Other Costs”), which will be reimbursed to the Provider by the Recipient to the extent such Other Costs are reasonably incurred and of the type previously passed through to and reimbursed by CCOH under the CCOH Corporate Services Agreement; provided, that any Other Costs incurred outside of the ordinary course of business will only be payable if the Recipient has, in each case, pre-approved such Other Costs in writing; it being agreed that if Recipient withholds its consent, Provider’s obligation to provide such Service shall be excused to the extent such provision would require Provider to incur such Other Costs); provided, further, that all Other Costs will only be payable by the Recipient if it has received from the Provider reasonably detailed data and other documentation sufficient to support the calculation of amounts due to the Provider as a result of such Other Costs. Except for the Service Charges, the Other Costs reimbursable pursuant to the preceding sentence and any amounts that may become payable pursuant to Section 6.2, there are no other amounts payable by New CCOH or any Recipient in respect of any Services or this Agreement.

(b) The Provider will deliver an invoice to the Recipient at the start of each calendar month (or at such other frequency as is set forth on Schedule A) in arrears for the Service Charges and Other Costs. The invoice shall contain reasonably detailed data and documentation sufficient to support the calculation of any amount due to the Provider under this Agreement. The Recipient will pay the undisputed amount of such invoice to the Provider in U.S. dollars within 45 days of the date of such invoice; provided, that to the extent consistent with past practice with respect to Services rendered outside the United States, payments may be made in local currency. If the Recipient fails to pay such amount (excluding any amount contested in good faith) by such date, the Recipient will be obligated to pay to the Provider, in addition to the amount due, interest on such amount at the lesser of (i) the three month London Interbank Offered Rate (LIBOR) plus 100 basis points or (ii) the maximum rate of interest allowed by applicable law, from the date the payment was due through the date of payment. If, within 45 days of receipt of an invoice, the Recipient disputes the Provider’s calculation of any amount due to the Provider, then the dispute will be resolved pursuant to Section 7.2.

Section 4.2 Consents.

Management Services and CCOH acknowledge and agree that certain Software licenses and other licenses, consents, approvals, notices, registrations, recordings, filings and other actions (collectively, “Consents”) may be required by Management Services, New CCOH or members of their respective Groups in connection with the provision of the Services. Other than any license fees (100% of which shall be borne by Recipient), with respect to each Service, the Provider and the Recipient shall each pay 50% of all costs incurred in order to obtain, perform or otherwise satisfy each such Consent. To the extent that a Consent is obtained, performed or otherwise satisfied entirely by either the Provider or the Recipient, as applicable (the “Paying Party”), then the non-Paying Party shall reimburse the Paying Party for 50% of the actual, out-of-pocket costs incurred by the Paying Party. In the event that any required Consent is not obtained, then unless and until such Consent is obtained, Provider shall use all commercially reasonable efforts to determine and promptly adopt, subject to Recipient’s approval (which shall not be unreasonably withheld conditioned or delayed), an alternative approach as necessary and sufficient to provide the Services without such Consent to put Recipient in the same or substantially the same position as if such Consent had been obtained (it being agreed that Provider shall not be in breach of this Agreement as a result of not adopting an alternative approach not approved by Recipient so long as Provider continues to comply with its efforts set forth in this sentence to find another alternative approach). The Provider and the Recipient shall each pay 50% of all costs incurred in order to obtain such alternative approach (other than with respect to license fees, 100% of which shall be borne by Recipient). To the extent that any Consent is required under a Shared Contract, the provisions set forth in Section 2.9(a) of the Separation Agreement are hereby incorporated into, and made a part of this Section 4.2. Prior to payment of, or reimbursement for, such out-of-pocket expenses, Provider will provide the Recipient with an invoice accompanied by reasonably detailed data and documentation sufficient to evidence the out-of-pocket expenses for which the Provider is seeking payment or reimbursement. Upon receipt of such invoice and data and documentation, the Recipient will either pay the amount of such invoice directly in accordance with its general payment terms with vendors or reimburse the Provider for its payment of the invoice within 30 days of the date of its receipt of such invoice. If within 30 days of receipt of an invoice, Recipient disputes the invoiced amount, then the parties will work together to resolve such dispute. If the parties are unable to resolve such dispute, the dispute will be resolved pursuant to Section 7.2.

ARTICLE V

STANDARD FOR SERVICE; COMPLIANCE WITH LAWS

Section 5.1 Standard for Service.

Without limiting any other provisions in this Agreement (including any applicable standards set forth in Schedule A), Management Services agrees that the Provider will perform the Services such that the nature, quality, degree of skill, standard of care and the service levels at which such Services are performed are no less than the nature, quality, degree of skill, standard of care and the service levels at which the substantially same services were provided to the members of the Outdoor Group by or on behalf of the Provider on the date immediately prior to the date hereof or during the one year period prior thereto and, in any case, shall be performed in a timely, professional, workmanlike manner (the “Standard for Services”); provided, that (i) during the first six (6) months following the Effective Date, Provider shall not modify the manner in which Provider or its Affiliates provides the Services or the Standard of Services in a manner that is adverse to Recipient and (ii) for the remainder of the term of this Agreement, Provider, in its sole discretion and upon at least 15 days’ prior written notice to Recipient, may modify the manner in which it provides the Services to such Recipient to conform to modifications in the manner in which Provider or its Affiliates generally provide services to any member of the iHeart Group, in each case, only to the extent such modification is not adverse (including with respect to the Standard for Services) to Recipient in any material respect. Management Services shall assign (to the extent such individuals are available) each of the employees or contractors that have been mutually agreed between IHM and CCOH expressly identified as “dedicated employees” on Schedule A opposite an individual Service to provide the corresponding Services for the period of time set forth on Schedule A throughout the term of such Service. IHM and IHC shall not, and shall cause each Provider to not, terminate the employment or contracting relationship with such employee or contractor for the period of time set forth on Schedule A following the Effective Date, except for material breach of any employment or service agreement, gross negligence, willful misconduct, fraud or other “cause” event. In the event any such employee or contractor is unable to provide such Service at any time during the term of the applicable Service, then Management Services will cause the applicable Provider to assign a substitute employee or contractor of comparable skill and experience to provide such Service for the remainder of the term of such Service, which substitute employee or contractor will be subject to prior written approval of the applicable Recipient(s), which approval will not be unreasonably withheld, conditioned or delayed (it being agreed that Provider shall not be in breach of this Agreement as a result of not assigning a substitute employee or contractor not approved by Recipient so long as Provider continues to comply with its efforts set forth in this sentence to find a substitute employee or contractor).

Section 5.2 Compliance with Laws.

Each of Management Services and New CCOH will be responsible for its, and its respective Group’s, compliance with any and all Laws applicable to its performance under this Agreement; provided, however, that each of Management Services and New CCOH will, subject to reimbursement of out-of-pocket expenses by the requesting party, use commercially reasonable efforts to cooperate and provide the other party with all reasonably requested assistance (including, without limitation, the execution of documents and the provision of relevant information) to ensure compliance with all applicable Laws in connection with any regulatory action, requirement, inquiry or examination related to this Agreement or the Services.

Section 5.3 Data Processing Agreement.

On or prior to the Effective Date, Management Services, IHM, IHC agree to enter into, and CCOH agrees to cause New CCOH to enter into, a Data Processing Agreement (the “DPA”) in a form mutually agreed to by the parties that is consistent with the requirements of Article 28 of the General Data Protection Regulation. In the event of any conflict between this Agreement and the DPA, the DPA shall prevail.

ARTICLE VI

INDEMNIFICATION; LIMITATION ON LIABILITY

Section 6.1 Indemnification by Each Provider.

Management Services will, and will cause each Provider to indemnify, defend and hold harmless each relevant Recipient and each of its Affiliates and each of their respective directors, officers, employees and subcontractors, and each of the heirs, executors, successors and assigns of any of the foregoing (each, a “Recipient Indemnified Party”), from and against any and all Liabilities of the Recipient Indemnified Parties relating to, arising out of, or resulting from:

(a) the gross negligence or willful misconduct of a Provider Indemnified Party in connection with such Provider Indemnified Party’s provision of the Services;

(b) any alleged infringement, violation or misappropriation by a Recipient of any Software, Technology or any other Intellectual Property (other than Recipient Owned Technology) used or made accessible to Recipient by or on behalf of a Provider in connection with the provision of the Services;

(c) the improper use or improper disclosure of information of, or regarding, a customer or potential customer of a Recipient Indemnified Party in connection with the transactions contemplated by this Agreement or a Provider Indemnified Party’s provision of the Services; or

(d) any violation of applicable Law by a Provider Indemnified Party in connection with the transactions contemplated by this Agreement or such Provider Indemnified Party’s provision of the Services;

Section 6.2 Indemnification by Each Recipient.

New CCOH will, and will cause each Recipient to, indemnify, defend and hold harmless each relevant Provider and each of its Affiliates and each of their respective directors, officers, employees and subcontractors, and each of the heirs, executors, successors and assigns of any of the foregoing (each, a “Provider Indemnified Party”) from and against any and all Liabilities of the Provider Indemnified Parties relating to, arising out of, or resulting from:

(a) any Taxes, together with interest and penalties, that are the responsibility of New CCOH under Section 9.6;

(b) the gross negligence or willful misconduct of a Recipient or its Affiliates in connection with such party’s use of the Services;

(c) any alleged infringement, violation or misappropriation by a Provider of any Software, Technology or any other Intellectual Property (other than Provider Owned Technology) used or made accessible to Provider by or on behalf of Recipient in connection with the receipt of the Services; or

(d) any violation of applicable Law by a Recipient Indemnified Party in connection with the transactions contemplated by this Agreement or such Recipient Indemnified Party’s receipt or use of the Services.

Section 6.3 Indemnification Matters; Exclusive Remedies.

The indemnification procedures set forth in Sections 5.4 through 5.6 of the Separation Agreement are hereby incorporated into, and made a part of this Article VI and as otherwise applicable to this Agreement. The provisions of this Article VI, as well as each party’s right to pursue and obtain damages for a breach of this Agreement, specific performance and/or injunctive relief, will constitute the sole and exclusive remedies for Liabilities arising under this Agreement, whether in contract, tort or otherwise, including for any such party’s ordinary or contributory negligence.

Section 6.4 Limitations on Liability.

Notwithstanding any other provision contained in this Agreement, Management Services and CCOH agree on their behalf, and on behalf of their respective Groups, that no member of the iHeart Group on the one hand, and no member of the Outdoor Group, on the other hand, will be liable to any member of the other Group, whether based on contract, tort (including negligence), warranty or any other legal or equitable grounds, for any special, indirect, punitive, incidental or consequential losses, damages or expenses of the other Group, including, without limitation, loss of data, loss of profits, interest or revenue, or use or interruption of business, arising from any claim relating to breach of this Agreement or otherwise relating to any of the Services provided hereunder; provided that the foregoing limitation on liability shall not apply to (i) damages awarded to a third party pursuant to a third party claim for which a Provider is required to indemnify, defend and hold harmless any Recipient Indemnified Party under Section 6.1 or (ii) damages awarded to a third party pursuant to a third party claim for which a Recipient is required to indemnify, defend and hold harmless any Provider Indemnified under Section 6.2. Notwithstanding anything to the contrary contained in this Agreement, the aggregate liability of the Provider Indemnified Parties, on the one hand, or the Recipient Indemnified Parties, on the other hand, whether based on contract, tort (including negligence), warranty or any other legal or equitable grounds, will in no event exceed an amount equal to the aggregate payments made by the Recipients to the Providers for Services pursuant to this Agreement for the 12-month period preceding the date of such event giving rise to a claim hereunder.

Section 6.5 Liability for Payment Obligations.

Nothing in this Article VI will be deemed to eliminate or limit, in any respect, any member of the iHeart Group’s or any member of the Outdoor Group’s express obligation in this Agreement to pay or reimburse, as applicable, for (a) Service Charges; (b) applicable Other Costs; (c) amounts payable or reimbursable with respect to any custom modification provided pursuant to Section 2.1(b); (d) any amounts payable or reimbursable pursuant to the terms of the leases referred to in Section 3.1; (e) amounts payable or reimbursable in respect of 50% of the Consents pursuant to Section 4.2, (f) amounts payable or reimbursable pursuant to Section 5.2 with respect to compliance with Laws; (g) amounts payable or reimbursable pursuant to Section 9.3(b) with respect to books and records; and (h) amounts payable or reimbursable pursuant to Section 9.6 with respect to Taxes.

ARTICLE VII

DISPUTE RESOLUTION

Section 7.1 Applicable Law.

This Agreement will be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without giving effect to any conflicts of law rule or principle that might require the application of the laws of another jurisdiction.

Section 7.2 Dispute Resolution.

To the extent not resolved through discussions between the iHeart Services Manager(s) and the Outdoor Services Manager(s), any dispute, controversy or claim arising out of, or relating to, this Agreement will be resolved in accordance with Article IX of the Separation Agreement, which dispute resolution provisions are hereby incorporated into, and made a part of, this Section 7.2.

ARTICLE VIII

TERM; TERMINATION

Section 8.1 Term.

The term of this Agreement will begin on the Effective Date (as defined in the Separation Agreement) and end at midnight on the one-year anniversary of the Effective Date, unless earlier terminated in accordance with the terms of this Agreement (the “Term”). Notwithstanding the foregoing, New CCOH may, in its sole discretion, extend the Term as to all or any individual Service (an “Extended Service”) for one-month periods up to an aggregate of 12 additional months for each individual Service by providing to Management Services 30 days’ prior written notice of each such extension, in each case, on the same terms and conditions as set forth herein; provided, that with respect to any Extended Service other than an IT-Based Service, the Service Charge for such Extended Service shall be increased by: (i) 20% of the amount set forth opposite such Extended Service on Schedule A for any such Extended Services performed during the first three months following such one-year anniversary; (ii) 30% of the amount set forth opposite such Extended Service on Schedule A for any such Extended Services performed following such three-month extension and prior to six months following such one-year anniversary; and (iii) 40% of the amount set forth opposite such Extended Service on Schedule A for any such Extended Services performed following such six-month extension; provided, further, that with respect to any Extended Service that is an IT-Based Service, no increase shall be made to the Service Charge with respect thereto during the first twelve months following such one-year anniversary.

Section 8.2 Termination.

(a) This Agreement may be terminated with respect to all or any individual Service, in whole or in part, at any time by New CCOH upon 30 days’ prior written notice; provided, that New CCOH may not terminate any individual Service (or portion thereof) that Provider reasonably determines is required in connection with the continued provision of any other non-terminated Service, unless all such co-dependent Services are terminated concurrently. Notwithstanding the foregoing, with respect to specific Services provided hereunder: (i) either party hereto (the “Non-Breaching Party”) may terminate this Agreement with respect to any individual Service, in whole or in part, at any time upon prior written notice by the Non-Breaching Party to the other party (the “Breaching Party”) if the Breaching Party (including any member of its respective Group) has failed to perform any of its material obligations under this Agreement relating to such Service or part thereof, and such failure will have continued without cure for a period of 30 days after receipt by the Breaching Party of a written notice of such failure from the Non-Breaching Party seeking to terminate such Service or part thereof; provided, however, that no Service or part thereof may be terminated pursuant to this clause (i) until the parties have completed the dispute resolution process set forth in Section 7.2 with respect to such Service or part thereof; and (ii) Management Services and New CCOH may from time to time mutually agree to terminate any individual Service, in whole or in part; provided that any such agreement to terminate a Service or part thereof will comply with Section 9.10 and include all terms and conditions applicable to termination of the Service or part thereof to be terminated. Any such termination of an individual Service or part thereof will not in any way affect the obligations of the terminating party to continue to receive all other Services (or parts thereof) not so terminated and to continue to provide Services as required by this Agreement. Subject to the proviso in the first sentence of this Section 8.2(a), a Recipient’s termination of part of an individual Service may include, without limitation, such part of the Service as may be provided by an individual employee or contractor of the Provider or a member of the Provider’s Group (e.g., where Recipient has engaged a replacement or corresponding employee or contractor to perform such activities) and the benefits of any licenses or other contracts that may be utilized by the Provider or a member of the Provider’s Group in connection with the provision of the Services (e.g., where the license or contract is assigned to the Recipient or the Recipient has obtained a replacement or corresponding license or contract). In the event any individual Service or portion thereof is terminated in part pursuant to the terms of this Agreement, the applicable Provider and the applicable Recipient shall cooperate in good faith to determine the amount of Service Charges and Other Costs reasonably attributable to the terminated part, and the Service Charges and Other Costs for such Service or portion thereof shall be automatically deemed reduced by such amount. In the event the Provider and Recipient disagree on the amount that should be attributed to the terminated part, the parties shall first attempt to resolve the disagreement pursuant to the dispute resolution process set forth in Section 7.2.

(b) In addition to and not in limitation of the rights and obligations set forth in Section 2.4(d) or Section 2.6 of the Separation Agreement, upon the written request of the Recipient of a Service, the Provider of a Service will cooperate with the Recipient and use its good faith, commercially reasonable efforts to assist with the efficient and timely transition of such Service to the Recipient (or Affiliate of the Recipient or such third party vendor designated by the Recipient) by the Service Termination Date for such Service, in each case to enable the Recipient to perform such Service itself in substantially the same manner as such Service was performed by the Provider prior to the Service Termination Date.

Section 8.3 Effect of Termination.

Upon termination or expiration of any Service or part thereof pursuant to this Agreement, the relevant Provider will have no further obligation to provide such terminated Service or part, and the relevant Recipient will have no obligation to pay any Service Charges or Other Costs relating to any such Service or part (other than for or in respect of Services or parts thereof provided in accordance with the terms of this Agreement and received by such Recipient prior to such termination). Upon termination of this Agreement in accordance with its terms, (i) no Provider will have any further obligation to provide any Service, and no Recipient will have any obligation to pay any Service Charges or Other Costs relating to any Service or make any other payments under this Agreement (other than for or in respect of Services received by such Recipient prior to such termination); and (ii) all licenses granted under this Agreement shall immediately terminate and each party (and any member of its Group or any other Person acting on its behalf) shall immediately cease all use of the Software, Technology or any other Intellectual Property provided or made accessible to it by or on behalf of the other party under this Agreement.

Section 8.4 Survival.

Each of Section 2.7 (Parent Guarantee), Section 3.2 (Computer-Based Resources), Article IV (Costs and Disbursements; Payments), Article VI (Indemnification; Limitation on Liability), Article VII (Dispute Resolution), Section 8.3 (Effect of Termination), this Section 8.4 (Survival), and Article IX (General Provisions) will survive the expiration or other termination of this Agreement and remain in full force and effect.

Section 8.5 Force Majeure.

No party hereto (or any member of its Group or any other Person acting on its behalf) will have any liability or responsibility for any breach, including failure to fulfill any obligation (other than a payment obligation), under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A party claiming the benefit of this provision will promptly, as soon as reasonably practicable after the occurrence of any such event: (a) notify the other party of the nature and extent of any such Force Majeure condition and (b) use reasonable efforts to remedy and overcome such event. Upon remedying or overcoming the circumstances giving rise to Force Majeure, the Provider shall promptly notify the Recipient of the termination of such Force Majeure condition and shall promptly resume its performance of Services as soon as feasible. If the Force Majeure in question prevails for a continuous period in excess of sixty (60) days after the date on which the Force Majeure begins, the parties shall consult together with a view to determining mutually acceptable measures to overcome the difficulties arising therefrom.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Independent Contractors.

In providing Services hereunder, the Provider will act solely as independent contractor and nothing in this Agreement will constitute or be construed to be or create a partnership, joint venture, or principal/agent relationship between the Provider, on the one hand, and the Recipient, on the other hand. All Persons employed by the Provider in the performance of its obligations under this Agreement will be the sole responsibility of the Provider.

Section 9.2 Subcontractors.

Any Provider may hire or engage, with the applicable Recipient’s prior written approval (which approval shall not be unreasonably withheld, conditioned or delayed), one or more subcontractors to perform any or all of its Services; provided, that Management Services will remain responsible for all its obligations under this Agreement, including, without limitation, with respect to the scope of the Services, the Standard for Services and the content of the Services provided to the Recipient. Schedule D attached hereto lists subcontractors approved as of the date hereof and the Services that are proposed to be subcontracted to them. Except as set forth in Schedule D, no Provider may subcontract the performance of any Services without the prior written approval of the applicable Recipient (which approval shall not be unreasonably withheld, conditioned or delayed). Under no circumstances will any Recipient be responsible for making any payments directly to any subcontractor engaged by a Provider.

Section 9.3 Additional Services; Books and Records.

(a) If, during the term of this Agreement, a party hereto identifies a need for additional or other transition services to be provided by or on behalf of Management Services, the parties hereto agree to negotiate in good faith to provide such requested services (provided that such services are of a type generally provided by the iHeart Group at such time) and the applicable service fees, payment procedures, and other rights and obligations with respect thereto. To the extent practicable, such additional or other services will be provided on terms substantially similar to those applicable to Services of similar types and otherwise on terms consistent with those contained in this Agreement.

(b) All books, records and data maintained by a Provider for a Recipient with respect to the provision of a Service will be the exclusive property of such Recipient. The Recipient, at its sole cost and expense, will have the right to inspect, and make copies of, any such books, records and data during regular business hours upon reasonable advance notice to the Provider. At the sole cost and expense of the Provider, upon termination of the provision of any Service, all relevant books, records and data relating to such terminated Service will be delivered by the Provider to the Recipient in a mutually agreed upon format to the address of New CCOH set forth in Section 9.5 or any other mutually agreed upon location; provided, however, that the Provider will be entitled to retain one copy of all such books, records and data relating to such terminated Service for archival purposes and for purposes of responding to any dispute that may arise with respect thereto.

Section 9.4 Confidential Information.

CCOH agrees to, and will cause the other members of the Outdoor Group to, maintain and safeguard all Confidential Information pursuant to Section 6.8 of the Separation Agreement, and Management Services agrees to, and will cause the other members of the iHeart Group to, maintain and safeguard all Confidential Information pursuant to Section 6.8 of the Separation Agreement, and each party hereto agrees that Section 6.8 of the Separation Agreement is hereby incorporated by reference into, and made a part of, this Agreement.

Section 9.5 Notices.

All notices, requests, claims, demands and other communications under this Agreement will be in writing and will be given or made (and will be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as will be specified in a notice given in accordance with this Section 9.5):

If to Management Services:	If to CCOH:

iHeartMedia Management Services, Inc. 20880 Stone Oak Parkway San Antonio, Texas 78258 Attention: Lauren Dean E-mail: LaurenDean@iheartmedia.com

Clear Channel Outdoor Holdings, Inc.

99 Park Avenue, 2nd Floor

New York, NY 10016

Attention: Lynn Feldman

E-mail: LynnFeldman@clearchannel.com

and

Clear Channel Outdoor Holdings, Inc.

c/o Clear Channel International Ltd.

33 Golden Square

London W1F9JT

United Kingdom

Attention: Adam Tow

E-mail: AdamTow@clearchannel.com

with a copy (which shall not constitute notice) to:	with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10014

Attention: Douglas A. Ryder, P.C.,

Dvir Oren, P.C.; Brian D. Wolfe

E-mail: douglas.ryder@kirkland.com;

dvir.oren@kirkland.com;

brian.wolfe@kirkland.com

Wilson, Sonsini, Goodrich & Rosati, P.C.

1303 Avenue of the Americas

New York, NY 10019

Attention: Benjamin Hoch

Bradley Finkelstein

James Clessuras

E-mail: bhoch@wsgr.com

bfinkelstein@wsgr.com

jclessuras@wsgr.com

If to any other member of the iHeart Group:	If to any other member of the Outdoor Group:

iHeartMedia, Inc. 20880 Stone Oak Parkway San Antonio, Texas 78258 Attention: Lauren Dean E-mail: LaurenDean@iheartmedia.com

Clear Channel Outdoor Holdings, Inc.

99 Park Avenue, 2nd Floor

New York, NY 10016

Attention: Lynn Feldman

E-mail: LynnFeldman@clearchannel.com

and

Clear Channel Outdoor Holdings, Inc.

c/o Clear Channel International Ltd.

33 Golden Square

London W1F9JT

United Kingdom

Attention: Adam Tow

E-mail: AdamTow@clearchannel.com

with a copy (which shall not constitute notice) to:	with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10014

Attention: Douglas A. Ryder, P.C.,

Dvir Oren, P.C.; Brian D. Wolfe

E-mail: douglas.ryder@kirkland.com;

dvir.oren@kirkland.com;

brian.wolfe@kirkland.com

Wilson, Sonsini, Goodrich & Rosati, P.C.

1303 Avenue of the Americas

New York, NY 10019

Attention: Benjamin Hoch

Bradley Finkelstein

James Clessuras

E-mail:  bhoch@wsgr.com

bfinkelstein@wsgr.com

jclessuras@wsgr.com

Section 9.6 Taxes.

Except as otherwise specifically provided for in the New Tax Matters Agreement:

(a) Each party will be responsible for any personal property Taxes on property it owns or leases, for franchise and privilege Taxes on its business, and for Taxes based on its net income or gross receipts.

(b) Each Recipient may report and (as appropriate) pay any sales, use, excise, value-added, services, consumption, and other Taxes directly if the Recipient provides the applicable Provider with a direct pay or exemption certificate.

(c) A Provider will promptly notify the applicable Recipient of, and coordinate with the Recipient the response to and settlement of, any claim for Taxes asserted by applicable taxing authorities for which the Recipient is alleged to be financially responsible hereunder.

(d) Each Recipient will be entitled to receive and to retain any refund of Taxes paid to a Provider pursuant to this Agreement. In the event a Provider receives a refund of any Taxes paid by a Recipient to the Provider, the Provider will promptly pay, or cause the payment of, such refund to the Recipient.

(e) Each of the parties hereto agrees that if reasonably requested by the other party, it will cooperate with such other party to enable the accurate determination of such other party’s Tax liability and assist such other party in minimizing its Tax, liability to the extent legally permissible. The Provider’s invoices will separately state the amounts of any Taxes the Provider is proposing to collect from the Recipient.

Section 9.7 Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any law or as a matter of public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 9.8 Entire Agreement.

Except as otherwise expressly provided in this Agreement, this Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the parties hereto with respect to the subject matter of this Agreement, including the CCOH Corporate Services Agreement. The Schedules and Recitals to this Agreement are hereby incorporated by reference into and made part of this Agreement for all purposes.

Section 9.9 Assignment; No Third Party Beneficiaries.

This Agreement will not be assigned by any party hereto without the prior written consent of the other party hereto; provided, however, that Management Services may assign this Agreement in connection with a merger, consolidation, reorganization, sale of all or substantially all of its assets or similar transaction within the iHeart Group whether or not Management Services is the surviving entity. Except as provided in Article VI with respect to indemnified parties and subject to the proviso below, this Agreement is for the sole benefit of the parties to this Agreement, the members of their respective Group and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, that if New CCOH sells, transfers or spins off a member of the Outdoor Group or a business line of any member of the Outdoor Group (a “SpinCo”), Management Services

will continue to provide the Services to such SpinCo (but not more than the amount and level of Services that were provided to the applicable member of the Outdoor Group prior to the consummation of such sale, transfer or spin off) on the terms and conditions of this Agreement for the remainder of the term hereof. For the avoidance of doubt, upon the merger of CCOH with and into CCH, with New CCOH as the surviving corporation, New CCOH will be a party to this Agreement in its capacity as successor to CCOH with full rights to the benefits of, and to enforce, this agreement. New CCOH will cause each member of the Outdoor Group receiving Services hereunder as a Recipient to abide by the terms and conditions of this Agreement, and Management Services will cause each member of the iHeart Group providing Services hereunder as a Provider to abide by the terms and conditions of this Agreement.

Section 9.10 Amendment.

No provision of this Agreement may be amended or modified except by a written instrument signed by all the parties of this Agreement to such agreement. No waiver by any party of any provision hereof will be effective unless explicitly set forth in writing and executed by the party so waiving. The waiver by either party hereto of a breach of any provision of this Agreement will not operate or be construed as a waiver of any other subsequent breach.

Section 9.11 Rules of Construction.

(a) Interpretation of this Agreement will be governed by the following rules of construction: (i) words in the singular will be held to include the plural and vice versa and words of one gender will be held to include the other gender as the context requires, (ii) references to the terms Article, Section, paragraph, and Schedule are references to the Articles, Sections, paragraphs, and Schedules to this Agreement unless otherwise specified, (iii) the word “including” and words of similar import will mean “including, without limitation,” (iv) provisions will apply, when appropriate, to successive events and transactions, (v) the headings contained herein are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement, and (vi) this Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

(b) Unless specifically stated in the Separation Agreement that a particular provision of the Separation Agreement should be given effect in lieu of a conflicting provision in this Agreement, to the extent that any provision contained in this Agreement conflicts with, or cannot logically be read in accordance with, any provision of the Separation Agreement, the provision contained in this Agreement will prevail.

(c) Unless specifically stated in the Schedules to this Agreement, to the extent that any provision contained in this Agreement conflicts with, or cannot logically be read in accordance with, any provision of a Schedule to this Agreement the provision contained in such Schedule will prevail.

Section 9.12 Counterparts.

This Agreement may be executed in one or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic mail will be as effective as delivery of a manually executed counterpart of any such Agreement.

Section 9.13 No Right to Set-Off.

New CCOH will, and will cause each other Recipient to, pay the full amount of costs and disbursements, including Other Costs, incurred under this Agreement, and will not set-off, counterclaim or otherwise withhold any other amount owed to a Provider on account of any obligation owed by a Provider to a Recipient.

Section 9.14 Specific Performance.

Subject to the provisions of Section 7.2, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party or parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) in respect of its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The parties hereto agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any losses and liabilities, and hereby waive any defense in any action or proceeding for specific performance that a remedy at law would be adequate. Any requirements for the securing or posting of any bond with such remedy are waived by each of the parties hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Transition Services Agreement to be executed to be, effective on the date first written above by their respective duly authorized officers.

IHEARTMEDIA MANAGEMENT SERVICES, INC.

By:	/s/ Richard J. Bressler

Name:	Richard J. Bressler

Title:	President and Chief Financial Officer

IHEARTMEDIA, INC.

By:	/s/ Richard J. Bressler

Name:	Richard J. Bressler

Title:	President and Chief Financial Officer

IHEARCOMMUNICATIONS, INC.

By:	/s/ Richard J. Bressler

Name:	Richard J. Bressler

Title:	President and Chief Financial Officer

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

By:	/s/ Brian Coleman

Name:	Brian Coleman

Title:	Senior Vice President and Treasurer

[SIGNATURE PAGE TO TRANSITION SERVICES AGREEMENT]